Exhibit 99.2

 Evofem Biosciences Announces Pricing of
Approximately $26.6 Million Public Offering
SAN DIEGO, CA, May 20, 2022 — Evofem Biosciences, Inc. (Nasdaq: EVFM) (Evofem) today announced the pricing of its previously announced underwritten public offering of 22,665,000 shares of its common stock, 12,835,000 pre-funded warrants to purchase common stock in lieu of common stock to certain investors and warrants to purchase up to 71,000,000 shares of its common stock. Each share of common stock and accompanying common warrant are being offered at a combined public offering price of $0.75, less underwriting discounts and commissions, and each pre-funded warrant and accompanying common warrant are being offered at a combined public offering price of $0.749, less underwriting discounts and commissions. The pre-funded warrants have an exercise price of $0.001 per share. The common warrants have an exercise price of $0.75 per share, are exercisable immediately, and will expire five years following the date of issuance. All of the shares of common stock, pre-funded warrants and accompanying warrants being offered in the offering are being sold by Evofem. The gross proceeds from the offering to Evofem, before deducting underwriting discounts and commissions and other offering expenses and excluding any proceeds that may be received upon exercise of the common warrants, are expected to be approximately $26.6 million. The offering is expected to close on or about May 24, 2022, subject to satisfaction of customary closing conditions.
Evofem intends to use the net proceeds from the offering for the continuation of commercialization activities related to its commercial product, Phexxi® (lactic acid, citric acid, and potassium bitartrate) vaginal gel, the continuation of its registrational Phase 3 clinical trial “EVOGUARD”, which is evaluating Phexxi for two potential new indications, the prevention of chlamydia and gonorrhea in women, and related development activities, and other general corporate purposes and other capital expenditures.
Piper Sandler & Co. is acting as sole book-running manager for the offering.
The securities described above are being offered by Evofem pursuant to a shelf registration statement on Form S-3 (File No. 333-258321) that was previously filed with and subsequently declared effective by the Securities and Exchange Commission (SEC) on August 5, 2021. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus relating to the offering will be filed with the SEC and, when available, will be available on the SEC’s website at www.sec.gov and may also be obtained by contacting Piper Sandler & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attention: Prospectus Department, or by telephone at (800) 747-3924, or by email at prospectus@psc.com.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Evofem Biosciences
Evofem Biosciences, Inc. (Nasdaq: EVFM) is developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health, including hormone-free, woman-controlled contraception and protection from chlamydia and gonorrhea. Evofem’s first FDA-approved product, Phexxi® (lactic acid, citric acid, and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Top-line data is expected in the second half of 2022 from the registrational Phase 3 EVOGUARD trial evaluating Phexxi for the prevention of chlamydia and gonorrhea in women, two potential new indications.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including without limitation statements related to the offering of securities by Evofem such as, statements related to the consummation of the offering, the exercise of the warrants to be issued in the offering, the intended use of proceeds, the potential terms of the offering, and the timing of the registrational Phase 3 EVOGUARD trial. Various factors could cause actual results to differ materially from those discussed or implied in the forward-looking statements, including satisfaction of customary closing conditions related to the offering, the future cash exercise of the warrants, market and other conditions, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements, or that could impair the value of Evofem Biosciences' assets and business, are disclosed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 10, 2022 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 10, 2022. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Investor Contact
Amy Raskopf
Evofem Biosciences, Inc.
araskopf@evofem.com
Mobile: (917) 673-5775
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